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                                                                    EXHIBIT 10.1


                               ROYALTY AGREEMENT
                               -----------------



ROYALTY AGREEMENT, made this May, 2000, by and between Marine Shuttle Operations AS, a Corporation having its principal office and place of business at Luramyrveien 29, P.O.BOX 1137, N-4301 Sandnes (hereinafter referred to as MSO); and Marine Shuttle Operations Inc, a Company organized and existing under the Laws of Nevada, USA, having its principle place of business at 4410 Mountrose Boulevard, Houston. Texas 77066, USA (hereinafter referred to as MSO Inc);

and

Gunnar Foss, Mezenplein 11, 2566Z6, den Haag, The Netherlands (hereinafter referred to as Foss).

1.    Background
      ----------

      Foss has entered into Addendum No. 1 to Agreement Regarding Intellectual Property, which Addendum relates specifically to the waiver by Foss in favour of MSO AS of Intellectual Property Rights to the Offshore Shuttle Concept.

      The purpose of this Agreement is to stipulate the Royalty Payments (the Royalty Payments) to which Foss shall be entitled in respect of the said Addendum No. 1.

      Both parties to this Agreement recognize that the application of the Offshore Shuttle Concept has to date not generated any revenues.

      Both parties also recognise that certain work will have to be performed by Foss also in the future in order to maintain the Intellectual Property Rights to the Offshore Shuttle Concept. The corresponding undertakings by Foss are outlined in Article 3 of this Royalty Agreement.


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2.    Royalty Payments
      ----------------

      Subject to Article 6 hereof, the parties agree that Foss shall receive annual royalty payments (the Royalty Payments) in the amount of USD 120,000,- (USD -One hundred and twenty thousand-) to be paid in twelve monthly installments for a period of 10 consecutive years from the date of fulfillment of the conditions contained in Article 3 of the aforementioned Addendum No. 1.

      Royalty Payments shall be made without demand, and the first payment shall be made on the first day of the first calendar month following the completion of the fulfillment of the conditions referred to in the foregoing paragraph of this Article.

      In the event that Foss should decease at any time during the 10 year-period referred to in the first paragraph of this Article 2, then his Estate shall be entitled to receive the Royalty Payments for the remainder of that 10 year-period. The Estate of Mr. Foss shall in respect of Royalty Payments be deemed to be limited to such heirs as the spouse and children, inclusive of grandchildren, of Foss.

      All Royalty Payments under this Agreement shall be made in gross amounts, without deductions of any kind. Any and all taxes, duties or suchlike which may be attracted to the Royalty Payments under this Agreement shall be the sole responsibility of Foss or his Estate.

3.    Confidentiality: Maintenance of Intellectual Property Rights
      ------------------------------------------------------------

      Foss shall assist MSO AS in the maintenance of the Intellectual Property Rights waived to the benefit of MSO AS in the Agreement Regarding Intellectual Property and its Addendum No. 1.

      The following shall apply with regard to the maintenance services provided by Foss:

      a) The work shall consist in the maintenance and further development of the Offshore Shuttle Concept being covered by the Intellectual Property Rights as provided in Article 6 of the Agreement Regarding Intellectual Property Rights.

      b) During the period following the date of signature of this Royalty Agreement and until such time as Offshore Shuttle No. 1 has been built, tested and commissioned, and for a reasonable period thereafter, such period not to exceed 3 years as from the date of the signature of the Royalty Agreement, Foss will be available to MSO to do maintenance work for a maximum of 30 hours per week, except during periods of illness and holiday.

      c) After the expiry of the time frame referred to in litre b) and during the remaining time of the 10 year period referred to in the first paragraph of Article 2, Foss shall make himself available for MSO AS not more than 10 hours per month, unless otherwise agreed.

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      d)    Foss shall report directly to the Board of Directors of MSO AS and
            MSO Inc., or to individuals nominated by the said directors in his work relative to the maintenance of Intellectual Property Rights as set forth in this Article 3.

      e) Foss shall have the right to terminate the maintenance work for MSO AS by 30 days' written notice. He shall not receive any Royalty Payments as from the effective date of the termination. In such case, also this Royalty Agreement shall become terminated from the same date, with no effect on the Addendum No. 1 to the Agreement regarding Intellectual Property Rights.

4.    Confidentiality: Protection of Trade Secrets
      --------------------------------------------

      All memoranda, notes, records or other documents made or compiled by Foss or made available to him prior to or subsequent to the execution of this Agreement, relating wholly or in part to the Offshore Shuttle-Concept, shall be deemed to be Trade Secrets.

      Foss undertakes to treat all Trade Secrets with the utmost confidentiality against all third parties and will not divulge or make known any such Trade Secret without the prior written consent of the MSO.

      Foss further undertakes to keep such Trade Secrets in safe keeping in accordance with guidelines which may from time to time may be issued by MSO, provided, however, that such guidelines do not cause Foss to incur costs and/or burdens substantially different from those reasonably envisaged by him at the time of execution of this Royalty Agreement.

5.    Non-Competition
      ---------------

      From the date for execution of this Agreement and for the duration of the 10 year-period referred to in the first paragraph of Article 2 hereof, Foss will not compete with, or directly or indirectly, own, manage, operate, control, loan money to, or participate in the ownership, management, operation or control of, or be connected with as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise, or acquiesce in the use of his name in any other business organization which competes with MSO or its subsidiaries or sister companies in any geographical area in which the Offshore Shuttle Concept or any development thereof may be applied.

      It is further agreed that Foss shall make available to MSO any and all such Trade Secrets as referred to in Article 3 hereof, inclusive of such unrecorded knowledge that may be available to Foss, which MSO from time to time may require.

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6.    General
      -------

      In the event that Foss significantly should fail to observe any of his obligations and/or undertakings as specified in Articles 3, 4, 5 and 6 hereof, then Foss shall have forfeited his right to receive Royalty Payments from MSO, and MSO shall be entitled to discontinue any and all payments of Royalty Payments from the date of such failure by Foss. The same will apply in the event that Foss is in material breach of any other of his explicit or implied contractual undertakings towards MSO or companies directly or indirectly contracted by MSO.

7.    Governing Law
      -------------

      This Agreement shall be interpreted and construed in accordance with the Laws of the Kingdom of Norway.





              ______________, this _____ day of ____________, 2000




Marine Shuttle Operations AS                      Marine Shuttle Operations Inc.


--------------------------------                  ------------------------------
Gunnar Foss





TAA/wh